Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-1911598 on Form S-8 and No. 333-211819 on Form S-3 of our report dated March 9, 2018, relating to the consolidated financial statements of Ciner Resources LP and its subsidiary, appearing in the Annual Report on Form 10-K of Ciner Resources LP for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 9, 2018